Exhibit 99.1

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION OR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY OF ANY JURISDICTION, NOR HAS THE SEC OR ANY SUCH STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY PASSED UPON THE MERITS OF THIS OFFERING, NOR IS IT INTENDED THAT THEY WILL. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY CANNOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO “U.S. PERSONS” (AS SUCH TERM IS DEFINED IN REGULATION S, PROMULGATED UNDER THE SECURITIES ACT) UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is dated September 16, 2026, by and between Bing Zhang (the “Seller”), an individual residing in Beijing, China, and a shareholder of Cheer Holding, Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), and Lioness Limited, a company organized under the laws of Hong Kong (the “Purchaser”).

RECITALS

A. The Seller is the legal and beneficial owner of 500,000 Class B ordinary shares, $0.001 par value per share, of the Company (the “Sale Shares”).

B. The Purchaser desires to purchase all of the Sale Shares from the Seller.”

C. The Seller desires to sell, or cause to be sold, all the Sale Shares to the Purchaser upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and sale of the Sale Shares, the parties hereby agree as follows:

1.	PURCHASE OF THE SALE SHARES

1.1 Purchase and Payment. At the Closing (as hereinafter defined), the Purchaser does hereby purchase from the Seller, and the Seller does hereby sell and transfer to the Purchaser the Sale Shares as fully paid and non-assessable in exchange for US$500.00 (the “Consideration”).

1.2 Closing. The closing of this Agreement (the “Closing”) will take place at the office of the Purchaser at 4 p.m. (Hong Kong time), on September 16, 2026 (the “Closing Date”), or at such other place, time and date as the parties may agree to in writing. The Closing is subject to the following terms and conditions:

(a) receipt by the Purchaser of all necessary information and codes from the United States Securities and Exchange Commission (the “SEC”) to enable the Purchaser to timely comply with its reporting and disclosure obligations under the United States Securities Act of 1933, As Amended (the “Securities Act”) or other applicable securities laws; and

(b)	satisfaction of all other terms and conditions set forth in this Agreement.

1.3 Effect at Closing. At the Closing, the Purchaser will deliver the Consideration to the Seller in US dollars (or equivalent currency agreed upon by the parties) against receipt of the following: (i) an copy of this Agreement executed by the Seller, and (ii) a executed stock power by the Seller.

2.	THE PURCHASER’S REPRESENTATIONS AND WARRANTIES. The Purchaser hereby represents, warrants and confirms the following:

(a) Organization and Qualification. The Purchaser is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Purchaser is not in violation or default of any of the provisions of its articles of association, memorandum of association, articles of incorporation, certificate of incorporation, bylaws or other organizational or charter documents. The Purchaser is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of its business or property it owns makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of the Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Purchaser, or (iii) a material adverse effect on the Purchaser’s ability to perform in any material respect on a timely basis its obligations under the Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser and no further action is required by the Purchaser, the board of directors of the Purchaser or the Purchaser’s stockholders in connection herewith. This Agreement to which the Purchaser is a party has been (or upon delivery will have been) duly executed by the Purchaser and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the articles of association, memorandum of association, articles of incorporation, certificate of incorporation or bylaws or other organizational documents of the Purchaser, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Purchaser or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Purchaser debt or otherwise) or other understanding to which the Purchaser is a party or by which any property or asset of the Purchaser is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of the Purchaser is bound or affected; except in the case of clause (ii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d) Compliance with Securities Laws. The Purchaser understands that the Sale Shares are not registered with the SEC under the Securities Act or qualified under the laws of any state in the United States, but instead sold under an exemption or exemptions from the registration and qualification requirements of the Securities Act and blue sky laws which impose certain restrictions on the Purchaser’s ability to transfer the Sale Shares. The Purchaser understands that it may not transfer any Sale Shares unless such Sale Shares are registered under the Securities Act or qualified under blue sky laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. The Purchaser understands that only the Company may file a registration or qualification statement with the SEC or any state. The Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit the Purchaser to transfer all or any of the Sale Shares in the amounts or at the times proposed by the Purchaser.

(e) Rule 144. The Purchaser understands that Rule 144 promulgated by the SEC, which provides a safe harbor for certain limited resales of unregistered securities, may not be available with respect to the Sale Shares. The Purchaser understands that the Seller provides no assurance that the requirements of Rule 144 will ever be met, or that the Sale Shares will ever be saleable.

(f) Purchase for Own Account for Investment. The Purchaser is purchasing the Sale Shares for the Purchaser’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Sale Shares within the meaning of the Securities Act. The Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Sale Shares.

(g) Access to Information. The Purchaser acknowledges that the Purchaser is making the decision to purchase the Sale Shares based upon its own independent investigations. The Purchaser has a pre-existing relationship with the Seller and has had access to all information regarding the Seller as well as the Company and the Company’s present and prospective business, assets, liabilities and financial condition that the Purchaser reasonably considers important in making the decision to purchase the Sale Shares. The Purchaser further represents that it had the opportunity to ask questions and receive answers from the Seller and the Company concerning the business and financial condition of the Company, and the Purchaser has received to its satisfaction, such information about the business and financial condition of the Company as it has requested.

(h) Investment Experience. The Purchaser represents that it is experienced in evaluating and investing in securities of companies such as the Company, acknowledges that it is able to fend for itself, can bear the economic risk of the investment including the risk that it may lose its entire investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares. In addition, the Purchaser is fully aware of: (i) the highly speculative nature of the investment in the Sale Shares; (ii) the financial hazards involved; (iii) the lack of liquidity of the Sale Shares; and (iv) the qualifications and backgrounds of the management of the Company.

(i) No Government Recommendation or Approval. The Purchaser understands that no federal or state agency has passed on or made any recommendation or endorsement of the Sale Shares.

(j) Non-U.S. Person. The Purchaser is not in the United States at the time of the transaction contemplated pursuant to this Agreement (the “Transaction”) and is not a United States person (as defined by Section 7701(a)(30) of the United States Internal Revenue Code) and the purchase of the Sale Shares are not and will not be in violation of any applicable securities laws of the Purchaser’s jurisdiction. The Purchaser is not a “U.S. Person” as defined by Regulation S of the Securities Act (“Regulation S”) and is not acquiring the Sale Shares for the account or benefit of a U.S. Person. Further, the Purchaser acknowledges that the Purchaser was not in the United States at the time the offer to purchase the Sale Shares was received from the Seller and that all substantive negotiations and communications between the Purchaser and the Seller have occurred outside the United States. The Purchaser agrees not to engage in hedging transactions with regard to the Sale Shares unless in compliance with the Securities Act.

(k) Compliance with Securities Laws. The Purchaser understands that, in reliance upon the representations and warranties made by the Purchaser herein, the Sale Shares are not being registered with the SEC under the Securities Act or being qualified under applicable state securities laws, but instead is being transferred under an exemption or exemptions therefrom.

(l) Restriction. The Purchaser understands that the Sale Shares are subject to rights, preferences, privileges, and restriction set forth in the Company’s Third Amended and Restated Memorandum and Articles of Association (as may be amended from time to time).

(l) Restriction Period.

(i) The Purchaser will not, during the period commencing on the Closing Date and ending on the 40th day of such date, or such shorter period as may be permitted by Regulation S or other applicable securities laws (the “Restricted Period”), offer, sell, pledge, mortgage, charge or otherwise transfer the Sale Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

(ii) The Purchaser will, after expiration of the Restricted Period, offer, sell, pledge, mortgage, charge or otherwise transfer the Sale Shares only pursuant to registration under the Securities Act or an available exemption therefrom, and in accordance with all applicable state and foreign securities laws.

(iii) Neither the Purchaser nor any person acting on his behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Sale Shares, and the Purchaser and any person acting on the Purchaser’s behalf have complied and will comply with the “offering restrictions” requirements of Regulation S.

(m) Restrictive Legend. The Purchaser understands that the Sale Shares are “restricted securities” under Regulation S, U.S. federal and state laws and that, pursuant to these laws, the Purchaser must hold such Sale Shares indefinitely unless it is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Sale Shares, and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser acknowledges and agrees that each certificate or other equivalent representing the Sale Shares shall be endorsed with the following legend, as well as any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, MORTGAGED, CHARGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(n) No Registration. The Purchaser understands that the Sale Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

(o) No General Solicitation. At no time was the Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Sale Shares.

(p) Brokerage Commissions. The Purchaser acknowledges that no brokerage commissions or other fees were paid by the Purchaser in connection with this Transaction.

(q) Valuation of Sale Shares. The Purchaser and the Seller have determined the value of the Sale Shares based upon arm’s length negotiations. The Purchaser understands that the Seller can give no assurances that the Consideration is in fact the fair market value of the Sale Shares.

3. THE SELLER’S REPRESENTATIONS AND WARRANTIES. The Seller hereby represents warrants and confirms the following:

(a)	Power and Authority. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligation under this Agreement.

(b) Sale Shares. As of the date of this Agreement, (i) the Seller is the sole legal and direct beneficial owner of the Sale Shares; (ii) the Sale Shares are free and clear of any taxes and encumbrances;(iii) the Sale Shares, when sold and transferred and paid for in accordance with the terms of this Agreement, will be validly transferred, fully paid and non-assessable, free from all taxes and encumbrances; (iv) the Sale Shares to be sold and transferred are not and will not be as of the Closing Date subject to any transfer restriction, other than the restriction that the Sale Shares have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act (the “Permitted Securities Law Restriction”); and (v) upon the transfer of the Sale Shares to the Purchaser pursuant to the terms and conditions of this Agreement, the Purchaser will acquire good and marketable title, and will, upon the update of the register of members of the Company, be the legal and beneficial owner of the Sale Shares, free and clear of any encumbrances or transfer restrictions, other than the Permitted Securities Law Restriction. The Sale Shares held by the Seller are not subject to any outstanding rights, options, subscriptions, obligations, commitments or other agreements or commitments except for agreements contemplated herein.

(c) Access to Information. The Seller is an affiliate of the Company and acknowledges that the Seller has had access to all information regarding the Purchaser as well as the Company and the Purchaser’s and the Company’s present and prospective business, assets, liabilities and financial condition that the Seller reasonably considers important in making the decision to sell the Sale Shares. The Seller further represents that he had the opportunity to ask questions and receive answers from the Purchaser and the Company concerning the business and financial condition of the Purchaser and the Company, and the Seller has received, to his satisfaction, such information about the business and financial condition of the Purchaser and the Company as he has requested.

(d) Investment Experience. The Seller represents that he is experienced in evaluating the Transaction, acknowledges that he is able to fend for himself, can bear the economic risk of the Transaction, including the risk that he may lose his entire investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the Transaction. In addition, the Seller is fully aware of: (i) the highly speculative nature of the Transaction; (ii) the financial hazards involved; and (iii) the qualifications and backgrounds of the management of the Purchaser and the Company.

(e) Shareholder Status. The Seller is a director and the chairman, chief executive officer and interim chief financial officer of the Company.

(f) Brokerage Commissions. The Seller acknowledges that no brokerage commissions or other fees were paid by the Seller in connection with this Transaction.

(g) Valuation of Sale Shares. The Purchaser and the Seller have determined the value of the Sale Shares based upon arm’s length negotiations. The Purchaser understands that the Seller can give no assurances that the Consideration is in fact the fair market value of the Sale Shares.

4.	MISCELLANEOUS PROVISIONS

4.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof. The parties acknowledge that this Agreement supersedes all previous agreements and/or understandings, written or oral, with respect to the subject matter hereof.

4.2 Survival of Representations, Warranties and Covenants. All representations and warranties made by the Seller and the Purchaser herein shall survive the execution of this Agreement and the sale and delivery of the Sale Shares.

4.3 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Seller and the Purchaser and the legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law or otherwise, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

4.4 Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

4.5 Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with the laws of the Cayman Islands, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

4.6 Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be settled by the parties amicably through good faith discussions upon the written request of any party. In the event the Dispute is not resolved thereby within a period of thirty (30) days) after such request has been given, such Dispute shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties.

(i) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(ii) The disputing parties may jointly select one (1) arbitrator, or agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The Chairman of HKIAC shall select the third arbitrator who will act as chair of the arbitration board. If any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 4.6, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 4.6 shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of the Cayman Islands (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix) Notwithstanding the foregoing in this Section 4.6, the parties agree that each party shall have the right, without posting any bond, to seek preliminary injunction, temporary restraining order or other temporary relief from any court of competent jurisdiction.

4.7 Variation. No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

4.8 Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (As Revised), as amended, modified, re-enacted or replaces, to enforce any term of this Agreement.

4.9 Notices. Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or fax or e-mail to the address and for the attention of the relevant party set out in the signature page to this Agreement (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting;

(d)	in the case of fax, at the time of transmission; and

(e)	in the case of e-mail, at the time of receipt as defined in section 17(2)(a) of the Electronic Transactions Act (As Revised).

Provided that if deemed receipt occurs before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt occurs after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day. For the purpose of this Section, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or which the notice is left or sent.

In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in the signature page to this Agreement (or as otherwise notified by that party hereunder) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery, registered post or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in the signature page to this Agreement (or as otherwise notified by that party hereunder), or any e-mail to the e-mail address of the relevant party set out in the signature page to this Agreement.

4.10 Electronic Transactions Act. Sections 8 and 19(3) of the Electronic Transactions Act (As Revised) shall not apply to this Agreement.

4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first indicated above.

SELLER

/s/ Bing Zhang
Name:	Bing Zhang

Address:	19F, Block B, Xinhua Technology Building No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District Beijing China 100016

Telephone No.	+ 86-10-87700500

Email:	zhangbing@gsmg.co

PURCHASER:

Lioness Limited

/s/ Lim Kien Leong
Name:	Lim Kien Leong
Title	Director

Address:	RM4, 16/F, Ho King Comm Ctr, 2-16 Fayuen St., Mongkok, Kowloon, Hong Kong

Place of Organization: Hong Kong

Telephone No.	+6596582208

Email:	hklionessltd@gmail.com